Exhibit 10.60

AMENDMENT NO. 9

This Amendment No. 9 dated as of September 28, 2005 (this “Amendment”) is among the Persons that have executed this Amendment (the “Parties”). Capitalized terms used, but not defined, in this Amendment are used as defined in the Lease Agreement, dated as of November 30, 2001 (the “Lease”), between Wells Fargo Bank Northwest, National Association, as Owner Trustee under S&F Trust 1998-1, as lessor, and Smart & Final Inc., as lessee (“Lessee”), as modified by (i) Amendment Agreement No. 1, dated as of June 4, 2002, (ii) Amendment Agreement No. 2, dated as of February 14, 2003, (iii) Amendment Agreement No. 3, dated as of June 1, 2003, (iv) Amendment Agreement, No. 4, dated as of July 11, 2003, (v) Consent, Waiver, Collateral Release and Amendment Agreement No. 5A, dated as of September 3, 2003, (vi) First Supplement to Consent, Waiver, Collateral Release and Amendment Agreement No. 5A, dated as of September 5, 2003, (vii) Consent, Amendment Agreement No. 5B, dated as of September 26, 2003, (viii) Sixth Amendment and Waiver to Lease Agreement, dated as of September 12, 2003, (ix) Amendment Agreement No. 7, dated as of October 21, 2003, (x) Consent and Waiver, dated as of March 8, 2004, (xi) Consent and Waiver, dated as of May 1, 2004 and (x) Waiver and Amendment No. 8, dated as of May 3, 2005.

RECITALS

A. Lessee has informed the Agent that it intends to settle a lawsuit previously disclosed to the Agent for a pretax charge to 2005 income of approximately $20 million. Lessee has requested that the definition of “EBITDA” be amended to add back the settlement payment with respect to such lawsuit.

B. In addition, Lessee desires (i) to have the ability to repurchase shares of its capital stock, (ii) to carry over to fiscal year 2006 the amount of dividends and repurchases permitted, but not made, in fiscal year 2005 and (iii) to have the Majority Secured Lenders confirm that the dissolution of certain Subsidiaries is permitted under the Lease.

NOW, THEREFORE, for good and valuable consideration received, the Parties hereto agree as follows:

1. Amendments.

(a) The definition of “EBITDA” in Appendix A to the Participation Agreement is amended to read as follows:

“EBITDA” means, for any period, net income (or net loss) excluding all non-cash extraordinary items of gain or loss, plus, to the extent deducted in determining such net income (or net loss), the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) a one-time charge in connection with the settlement of the lawsuit Olivas v. Smart & Final, Inc. in an amount not to exceed $20 million and (f) all other non-cash charges (including impairment charges with respect to assets and goodwill, but excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period).

(b) Section 28.3(f)(ii) of the Lease is amended and restated in its entirety to read as follows:

“(ii) Lessee may (A) declare and pay cash dividends to its stockholders and (B) repurchase shares of its capital stock from its stockholders in an amount under this clause (ii) not to exceed $10,000,000 per fiscal year of the Lessee commencing with fiscal year 2005; provided, however, that any amount permitted under this clause (ii) that is not used in Fiscal Year 2005 may be carried over to Fiscal Year 2006, but such carried over amount may only be used to repurchase shares of capital stock and may not be used to pay cash dividends;”

2. Dissolution of Subsidiaries. The Majority Secured Lenders acknowledge that (i) pursuant to Section 8.3(p) of the Participation Agreement, neither Lessee nor any of its Subsidiaries is required to maintain its existence if not otherwise so required by the Lessee Credit Agreement, (ii) Lessee has informed the Agent and the Lenders that it is permitted, without amendment or waiver, to dissolve FoodserviceSpecialists.com, an Oregon corporation, Okun Produce International, Inc., a Florida corporation, and Henry Lee Export Corporation, a U.S. Virgin Islands entity, with American Foodservice Distributors, a California corporation, as the surviving party holding the assets of the dissolving corporation (such dissolution being the “Transaction”), and (iii) accordingly, the Transaction is permitted under the Participation Agreement.

3. Waiver. By execution and delivery of this Amendment, the Majority Secured Lenders hereby expressly waive any and all Defaults and Events of Default that may otherwise arise (whether with or without the giving of notice, the passage of time or any determination of materiality) under any applicable provision of the Lease or the other Credit Documents as a result of or in connection with the settlement of the lawsuit Olivas v. Smart & Final Inc. (which is more fully described in Section 1(a) above) for an amount not in excess of $20 million pursuant to an order of the court expected to be made on or about October 5, 2005, or the circumstances giving rise to such litigation or such settlement thereof.

4. Conditions Precedent. This Amendment shall not be effective until the date (the “Amendment Closing Date”) that each of the following conditions precedent shall have been satisfied.

(a) Certain Documents. The Agent shall have received all of the following, in form and substance satisfactory to the Agent:

(i) Amendment. This Amendment, duly executed by the Lessee and each Guarantor and any other instrument, document or certificate required by the Agent to be executed or delivered by the Lessee or any other Person in connection with this Amendment, duly executed by them (collectively, the “Amendment Documents”);

(ii) Consent of Majority Secured Parties. This Amendment duly executed by the Majority Secured Parties; and

(iii) Additional Information. Such additional documents, instruments and information as the Agent may reasonably request to effect the transactions contemplated hereby.

(b) Corporate Proceedings Satisfactory. All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all other agreements, documents and instruments executed or delivered pursuant to it, and all legal matters incident thereto, shall be satisfactory to the Agent.

(c) No Lease Default or Lease Event of Default. No Lease Default or Lease Event of Default shall have occurred and be continuing after giving effect to this Amendment.

5. Representations and Warranties. Each Credit Party represents and warrants to the Agent and the Secured Parties that, as of the date of and after giving effect to this Amendment, (a) the execution, delivery and performance of this Amendment and all other Amendment Documents executed or delivered in connection herewith have been authorized by all requisite corporate action on the part of each Credit Party and will not violate any Credit Party’s certificate of incorporation or bylaws, (b) all representations and warranties set forth in the Lease and in any other Operative Agreement are true and correct as if made again on and as of such date (except those, if any, that by their terms specifically relate only to an earlier date, in which case such representations and warranties are true and correct as of the earlier date), (c) no Lease Default or Lease Event of Default has occurred and is continuing, and (d) the Lease and all other Operative Agreements are and remain legal, valid, binding and enforceable obligations in accordance with their terms.

6. Survival of Representations and Warranties. All representations and warranties made by any Credit Party in this Amendment or any other Operative Agreement shall survive the execution and delivery of this Amendment and the other Operative Agreements, and no investigation by the Agent or the Secured Parties, or any closing, shall affect the representations and warranties or the right of the Agent and the Secured Parties to rely thereon.

7. Costs and Expenses. The Lessee shall pay on demand all reasonable costs and expenses of the Agent (including the reasonable fees, costs and expenses of counsel to the Agent) incurred in connection with the preparation, execution and delivery of this Amendment.

8. Governing Law. THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT-OF-LAWS PRINCIPLES.

9. Execution. This Amendment may be executed in any number of counterparts and by different Parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. A Party’s delivery of an executed counterpart of this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

10. Limited Effect. This Amendment relates only to the specific matters it covers, shall not be considered to be a waiver of any rights any Secured Party may have under the Operative Agreements, and shall not be considered to create a course of dealing or to otherwise obligate any Secured Party to grant similar waivers or execute any amendments under the same or similar circumstances in the future.

11. Ratification by Guarantors. Each Guarantor consents to this Amendment, and each Guarantor acknowledges that its guaranty remains in full force and effect without any modification.

12. Certain Waivers. Each Credit Party agrees that none of the Financing Parties shall be liable under a claim of, and waives any claim against any Financing Party based upon lender liability (including, but not limited to, liability for breach of the implied covenant of good faith and fair dealing, fraud, negligence, conversion, misrepresentation, duress, control and interference, infliction of emotional distress, defamation and breach of fiduciary duty) as a result hereof, the discussions conducted pursuant hereto, or any course of action taken by any Financing Party in response thereto or arising therefrom. This Section 12 shall survive the execution and delivery of this Amendment and the expiration or termination of the Lease.

[Signature Page Following]

LESSOR:

Wells Fargo Bank Northwest, National Association, As Owner Trustee under S&F Trust 1998-1

By:	/s/ Val T. Orton
Name:	Val T. Orton
Title:	Vice President

LESSEE:

Smart & Final Inc.

By:	/s/ Richard N. Phegley
Name:	Richard N. Phegley
Title:	Senior Vice President & Chief Financial Officer

A-2 LENDER, B LENDER AND HOLDER:

Casino USA, Inc.

By:	/s/ Andre Delolmo
Name:	Andre Delolmo
Title:	President

A-2 LENDER:

General Electric Capital Corporation, as successor in interest to GMAC Business Credit, LLC

By:	/s/ James H. Kaufman
Name:	James H. Kaufman
Title:	Duly Authorized Signatory

A-2 LENDER:

Natexis Banques Populaires

By:	/s/ Nicolas Regent	By:	/s/ P.J. van Tulder
Name:	Nicolas Regent	Name:	P.J. van Tulder
Title:	VP Multinational	Title:	Group Head

A-2 LENDER:

BNP Paribas Leasing Corporation

By:	/s/ Barry Mendelsohn	By:	/s/ Lloyd G. Cox
Name:	Barry Mendelsohn	Name:	Lloyd G. Cox
Title:	Director	Title:	Managing Director

A-2 LENDER AND AGENT:

Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch

By:	/s/ Brad Scott	By:	/s/ Rebecca O. Morrow
Name:	Brad Scott	Name:	Rebecca O. Morrow
Title:	Executive Director	Title:	Executive Director

B LENDER:

GE Commercial Equipment Financing Corporation

By:	/s/ James H. Kaufman
Name:	James H. Kaufman
Title:	Duly Authorized Signatory

GUARANTORS:

American Foodservices Distributors

Smart & Final Stores Corporation

Smart & Final Oregon, Inc.

Port Stockton Food Distributors, Inc.

Amerifoods Trading Company

Casino Frozen Foods, Inc.

FoodService Specialists.Com, Inc.

Okum Produce International, Inc.

HL Holding Corporation

By:	/s/ Richard N. Phegley
Name:	Richard N. Phegley
Title:	Senior Vice President & Chief Financial Officer